Exhibit 99.1

ACI Worldwide, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures (1)

(unaudited and in thousands, except per share data)

	FOR THE TWELVE MONTHS ENDED December 31,
	2013		2013	2012		2012
Selected Non-GAAP Financial Data	GAAP	Adj	Non-GAAP	GAAP	Adj	Non-GAAP	$ Diff	% Diff
Total revenues (2)	$864,928	$5,771	$870,699	$666,579	$22,461	$689,040	$181,659	26%
Total expenses (3)	741,880	(26,169)	715,711	592,207	(31,464)	560,743	154,968	28%
Operating income	123,048	31,940	154,988	74,372	53,925	128,297	26,691	21%
Income before income taxes	93,159	31,940	125,099	65,268	53,925	119,193	5,906	5%
Income tax expense (benefit) (4)	29,291	11,179	40,470	16,422	18,874	35,296	5,174	15%

Net income	$63,868	$20,761	$84,629	$48,846	$35,051	$83,897	$732	1%

Depreciation	18,751	—	18,751	13,284	—	13,284	5,467	41%
Amortization - acquisition related intangibles	18,526	—	18,526	12,102	—	12,102	6,424	53%
Amortization - acquisition related software	16,911	—	16,911	12,837	—	12,837	4,074	32%
Amortization - other	15,779	—	15,779	12,558	—	12,558	3,221	26%
Stock-based compensation (5)	13,572	—	13,572	15,186	(2,822)	12,364	1,208	10%

Adjusted EBITDA	$206,587	$31,940	$238,527	$140,339	$51,103	$191,442	$47,085	25%

Earnings per share information
Weighted average shares outstanding
Basic	39,295	39,295	39,295	38,696	38,696	38,696
Diluted	40,018	40,018	40,018	39,905	39,905	39,905

Earnings per share
Basic	$1.63	$0.53	$2.15	$1.26	$0.91	$2.17	$(0.01)	-1%
Diluted	$1.60	$0.52	$2.11	$1.22	$0.88	$2.10	$0.01	1%

(1)	This presentation includes non-GAAP measures. Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
(2)	Adjustment for deferred revenue that would have been recognized in the normal course of business by ORCC and S1 but was not recognized due to GAAP purchase accounting requirements.
(3)	Expense for significant transaction related transactions, including, $10.6 million for employee related actions, $2.2 million for facility closures, $2.4 million for data center moves and $10.9 million for professional and other fees in 2013 and $14.0 million for employee related actions, $4.9 million for facility closures, $3.2 million for IT exit costs and $9.3 million for other professional fees in 2012.
(4)	Adjustments tax effected at 35%.
(5)	Accelerated stock compensation expense for terminated employees related to the S1 acquisition.

	December
Reconciliation of Operating Free Cash Flow (millions)	2013	2012
Net cash provided (used) by operating activities	$138.4	$(9.3)
Payments associated with cash settlement of acquisition related options (4)	10.2	10.2
Payments associated with acquired opening balance sheet liabilities	4.5	—
Net after-tax payments associated with employee-related actions (4)	9.7	6.2
Net after-tax payments associated with lease terminations (4)	1.0	2.7
Net after-tax payments associated with significant transaction related expenses (4)	18.1	8.8
Net after-tax payments associated with IBM IT Outsourcing Termination (4)	1.9	0.9
Plus IBM Alliance liability payment	—	20.7
Less capital expenditures	(32.5)	(16.7)

Operating Free Cash Flow	$151.3	$23.5